Independent Auditors' Consent



The Board of Trustees and Shareholders
The Dreyfus/Laurel Tax-Free Municipal Funds:



We consent to the use of our reports dated August 18, 1995 with respect to the Dreyfus BASIC California Municipal Money Market Fund and the Dreyfus BASIC New York Municipal Money Market Fund (two of the funds comprising "The Dreyfus/Laurel Tax-Free Municipal Funds") incorporated by reference in the Prospectuses and Statements of Additional Information under the heading "Financial Statements" and to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and "Counsel and Independent Auditors" in the Statement of Additional Information dated February 29, 1996.




New York, New York
February 29, 1996